SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEWMIL BANCORP, INC.
(exact name of registrant, as specified in its charter)

DELAWARE	06-1186389
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Indemnification No.)

19 Main Street, New Milford, Connecticut 06776
(Address of principal executive office) (Zip Code)

2004 Amended and Restated Stock Option Plan
For Outside Directors

2004 Amended and Restated Stock Option and Incentive Plan
For Officers and Key Employees
(full title of plans)

B. Ian McMahon
NewMil Bancorp, Inc.
19 Main Street
New Milford, Connecticut 06776
(name and address of agent for service)

860-355-7600
(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

		Proposed	Proposed	Amount of
Title of Securities	Amount to be	Maximum offering	maximum aggregate	Registration
to be registered	registered	price per unit*	offering price*	Fee

Common Stock
par value, $0.50 per share	240,000 [1]	$ 29.01	$ 6,962,400	$ 882.14

Common Stock
par value, $0.50 per share	815,000 [2]	$ 29.01	$ 23,643,150	$ 2,995.59

*	Estimated for purposes of calculation of the Registration Fee pursuant to Rule 457(c) and based upon an average of the high and low prices that Company Common Stock sold for on September 15, 2004.

This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act of 1933 and Rule 462 promulgated thereunder.

1 Represents the amount of Company Common Stock reserved for issuance under the NewMil Bancorp, Inc. 2004 Amended and Restated Stock Option Plan for Outside Directors.
2  Represents the amount of Company Common Stock reserved for issuance under the NewMil Bancorp, Inc. 2004 Amended and Restated Stock Option and Incentive Plan For Officers and Key Employees.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information required by Items 1 and 2 of Part I is not required to be filed as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

NewMil Bancorp, Inc. (the "Company") hereby incorporates by reference into this registration statement the following documents and information filed with the Securities and Exchange Commission.

(a)  The latest annual report of the Company, filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") dated December 31, 2003.

(b)  All other reports filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the filing of the documents referred to in paragraph (a) above.

(c)   The description of Common Stock, par value $0.50 per share ("Common Stock") of the Company contained in the Company's registration statement on Form S-4/A filed September 13, 2000 and any report filed for the purpose of updating such descriptions.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference into the registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not Applicable

Item 5. Interests of Named Experts & Counsel

Not Applicable

Item 6. Indemnification of Directors and Officers

Reference is made to the provisions of Article NINTH of the Company's Certificate of Incorporation, and the provisions of Article XII of the Company's bylaws, as amended. Each of said provisions requires the Company to indemnify its Directors, officers and other indemnifiable persons to the fullest extent permitted under the General Corporation Law of the State of Delaware (the "Delaware Corporation Law").

The Company is a Delaware corporation subject to the applicable indemnification provisions of the Delaware Corporation Law. Section 145 of the Delaware Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of the Company, or are or were serving at the request of the Company in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person's service in any such capacity. In the case of actions brought by or in the right of the Company, Section 145 provides for indemnification only of expenses, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

2

The Company's Certificate of Incorporation provides that no Director shall have personal liability to the Company or its shareholders for monetary damages for any breach of fiduciary duty as a Director except (1) for breach of the Director's duty of loyalty to the Company or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) pursuant to Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the Director derived an improper personal benefit. In any of the aforementioned situations, the Director shall be liable to the extent provided by applicable law.

The foregoing indemnity and limitation of liability provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed

Not applicable because no restricted securities will be reoffered or resold pursuant to this Registration Statement.

Item 8. Exhibits

(4.1)(a)   NewMil Bancorp 2004 Amended and Restated Stock Option and Incentive Plan For Officers
and Key Employees.
(4.2)(a)   NewMil Bancorp 2004 Amended and Restated Stock Option Plan for Outside Directors.
(5)      Opinion of Tyler Cooper & Alcorn, LLP (re: legality).
(23)(a)    Consent of PricewaterhouseCoopers, LLP.
(23)(b)    Consent of Tyler Cooper & Alcorn, LLP (See Exhibit 5).
(24)        Power of Attorney for any subsequent amendments is located in the signature pages.

Item 9. Undertakings

The Company hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement and to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the Town of New Milford, State of Connecticut on the 16th day of June, 2004.

NewMil Bancorp, Inc.
(Registrant)

By: /s/ Francis J. Wiatr
Francis J. Wiatr
Its: President and Chief Executive Officer

By: /s/ B. Ian McMahon
B. Ian McMahon
Its: Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Each person whose signature appears below hereby makes, constitutes and appoints Francis J. Wiatr his true and lawful attorney with full power to sign for such person and in such person's name and capacity indicated below and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

THE BOARD OF DIRECTORS OF NEWMIL BANCORP, INC

/s/ Francis J. Wiatr	/s/ Kevin L. Dumas
Francis J. Wiatr	Kevin L. Dumas
Chairman, President & CEO	Director
June 16, 2004	June 16, 2004

/s/ Herbert E. Bullock	/s/ Joseph Carlson II
Herbert E. Bullock	Joseph Carlson II
Director	Director
June 16, 2004	June 16, 2004

/s/ Laurie G. Gonthier	/s/ Robert J. McCarthy
Laurie G. Gonthier	Robert J. McCarthy
Director	Director
June 16, 2004	June 16, 2004

/s/ Suzanne L. Powers	/s/ Betty F. Pacocha
Suzanne L. Powers	Betty F. Pacocha
Director	Director
June 16, 2004	June 16, 2004

/s/ Mary C. Williams	/s/ Paul N. Jaber
Mary C. Williams	Paul N. Jaber
Director	Director
June 16, 2004	June 16, 2004

/s/ John Otto	/s/ Anthony M .Rizzo, Sr.
John Otto	Anthony M. Rizzo, Sr.
Director	Director
June 16, 2004	June 16, 2004

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